EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Preliminary Unaudited Results for its Fourth Quarter and Fiscal Year Ended September 30, 2007

•	Fiscal 2007 4th quarter revenue increased 33% year-over-year and 6% sequentially to $47.0 million
•	Fiscal 2007 annual revenue exceeded guidance of $170 million
•	Fiscal 2008 annual revenue guidance to be raised over initial indication of $210 - $230 million

ALBUQUERQUE, New Mexico, December 14, 2007 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its fourth quarter and fiscal year ended September 30, 2007.

Consolidated revenue for the quarter ended September 30, 2007 totaled $47.0 million.  This represents a revenue increase of approximately 33% from $35.4 million reported last year from continuing operations and an increase of approximately 6% from $44.5 million from the prior quarter.  Consolidated revenue for the year ended September 30, 2007 totaled $170.1 million, exceeding expectations.  This represents a revenue increase of approximately 18% from $143.5 million reported last year from continuing operations.

Fiber Optics revenue for the fourth quarter of fiscal 2007 totaled $31.3 million, which represents an increase of 11% from $28.0 million reported last year and an increase of 13% from $27.6 million reported from the prior quarter. For the year ended September 30, 2007, Fiber Optics revenue increased 5% to $110.4 million from $104.9 million, as reported in the prior year.  Despite lower revenue from our legacy datacom products that serve the digital fiber optics sector, we achieved sequential revenue growth in our Fiber Optics sector. The annual increase in revenue was primarily due to a significant increase in sales of our CATV products, FTTP components and revenues associated with our acquisition of Opticomm Corporation.  On a quarterly basis, fiscal 2007 Fiber Optics revenue was $25.3 million, $26.2 million, $27.6 million and $31.3 million.

Photovoltaics revenue increased 116% for the fourth quarter of fiscal 2007 to $15.8 million when compared to $7.3 million reported last year, and decreased 7% from $16.9 million reported from the prior quarter.  For the year ended September 30, 2007, Photovoltaics revenue increased 54% to $59.7 million from $38.7 million, as reported in the prior year.  The decrease in sequential quarterly revenue in our Photovoltaics segment was due to the timing of certain order shipments.  On an annual basis, revenue for our Photovoltaics segment exceeded expectations. The annual increase in revenue was primarily due to increased demand of solar cells and panels for commercial satellites, government engineering programs, and emerging business of concentrator solar cells for terrestrial power applications.  On a quarterly basis, fiscal 2007 Photovoltaics revenue was $13.4 million, $13.6 million, $16.9 million and $15.8 million.

Consolidated gross profit for the quarter ended September 30, 2007 totaled $8.3 million.  Gross profit increased from $4.2 million reported last year from continuing operations and decreased from $9.8 million from the prior quarter.  Consolidated gross profit for the year ended September 30, 2007 totaled $30.7 million.  This represents an increase of 18% from $26.0 million reported last year from continuing operations.

Consolidated gross margin for the quarter ended September 30, 2007 was approximately 18%.  This represents an increase from the 12% reported in the prior year and a decrease from the 22% reported in the prior quarter.  Consolidated gross margins were 18% for both years ended September 30, 2007 and 2006.  On a segment basis, Fiber Optics gross margins were 17% and 18% for the fourth quarter and year ended September 30, 2007, respectively.  Fiber Optics gross margin on a quarterly basis improved from 13% gross margin as reported in the prior year and decreased from 22% gross margin as reported in the prior quarter.  The sequential decrease in Fiber Optics gross margin was primarily due to unabsorbed overhead due to low datacom product revenue and changes in product mix involving increased sales of lower margin FTTP components. Photovoltaics gross margins were 19% and 18% for the fourth quarter and year ended September 30, 2007, respectively.  Photovoltaics gross margin on a quarterly basis improved from 6% gross margin as reported in the prior year and decreased from 22% gross margin as reported in the prior quarter.  The decrease in Photovoltaics gross margin when compared to the prior quarter was a result of lower overall revenue and changes in product mix involving increased sales of lower margin satellite solar cells.

Operating expenses for the fourth quarter and year ended September 30, 2007 totaled $23.7 million and $86.8 million, respectively.  A significant portion of the quarter-over-quarter and year-over-year increase in operating expenses was due to expenses associated with our investment in the Company’s new terrestrial Solar Power Systems division, professional fees incurred associated with our review of historical stock option granting practices, stock-based compensation, and restructure-, severance- and litigation-related expenses (later referred to as “Adjusted Expenses” and as disclosed in detail in the attached non-GAAP tables).  Excluding Adjusted Expenses, operating expenses for the fourth quarter and year ended September 30, 2007 totaled $14.3 million and $52.4 million, respectively.  This represents a decrease of $2.9 million of operating expense when compared to the fourth quarter of fiscal 2006 and a decrease of $0.6 million of operating expense on an annual basis.  Fiscal 2007 fourth quarter results also included approximately $0.6 million associated with our new manufacturing facility in Langfang, China and approximately $0.4 million of operating expense associated with our recent acquisition of Opticomm Corporation.

Operating loss for the fourth quarter and year ended September 30, 2007 totaled $15.3 million and $56.0 million, respectively.  Excluding Adjusted Expenses, our adjusted operating loss for the fourth quarter and year ended September 30, 2007 totaled $5.5 million and $20.3 million, respectively.  This represents a decrease in operating loss of $7.2 million when compared to the fourth quarter of fiscal 2006 and a decrease in operating loss of $5.6 million on an annual basis.

Our net loss for the fourth quarter and year ended September 30, 2007 totaled $16.2 million, or $0.32 loss per share and $57.3 million or $1.12 loss per share, respectively.  Excluding Adjusted Expenses, our adjusted net loss for the fourth quarter and year ended September 30, 2007 totaled $6.4 million or $0.13 loss per share and $21.5 million or $0.42 loss per share, respectively.

Cash, cash equivalents and marketable securities at September 30, 2007 totaled $41.2 million, a decrease of $7.1 million from the prior quarter. The decrease was primarily due to payment of professional fees incurred associated with our review of historical stock option granting practices, legal costs associated with our patent infringement lawsuits against Optium Corporation and various increases in net working capital requirements.

As of September 30, 2007, EMCORE had an order backlog of approximately $149 million as compared to a backlog of approximately $48 million from the prior year.  The September 30, 2007 order backlog is comprised of $127 million for our Solar Power segment and $22 million for our Fiber Optics segment.  Within our Solar Power segment, $57 million relates to our satellite solar power business and $70 million relates to our terrestrial solar power business.  The significant increase in order backlog is attributable to the receipt of long-term photovoltaics-related sales contracts, of which approximately $45 million is scheduled for shipment after calendar year 2008.

Management Discussion and Outlook:

“Fiscal 2007 was a year of transition at EMCORE. We consolidated operations, transferred product manufacturing to our new facility in China, extended our industry leading satellite photovoltaics product line to serve the terrestrial solar power market and experienced continued growth in our broadband CATV product line.  Our primary objective for the coming year is to achieve positive earnings per share in 2008.  We are well positioned in each of our core product markets and foresee continued improvement in our competitive position across all segments” stated Reuben F. Richards, Jr., Chief Executive Officer.

Company & Quarterly Highlights:

August 6, 2007 — EMCORE announced that it attained a record 39% conversion efficiency under 1000x concentrated illumination on its multi-junction solar cell products currently in high volume production. These solar cells are for terrestrial concentrator photovoltaic (CPV) systems applications.  EMCORE’s concentrated triple-junction (CTJ) solar cells were designed and optimized for the most desirable system operating conditions, i.e. 500-1000x concentration, for cost effective commercial CPV systems. The record conversion efficiency of 39% was measured on 1-cm2 production concentrator solar cells and at 1000x illumination. EMCORE is currently manufacturing ultra-high efficiency CTJ cells with a variety of form factors for multiple customers and has shipped several million concentrator solar cells to CPV system manufacturers worldwide. As a part of the planned high-volume product roadmap, EMCORE’s continuing investment in technological innovation will enable the introduction of concentrator solar cell products with conversion efficiencies of greater than 40% under the high illumination operating conditions required for next generation, cost competitive CPV systems.

August 29, 2007 — EMCORE announced that it was awarded a follow-on production order from Green and Gold Energy (GGE), Adelaide, South Australia, for 3 million solar cells for use in GGE's SunCubeTM terrestrial concentrator system. This 105 MW purchase order was a follow-on order to an initial 5 MW order placed earlier in the year. All hardware ordered under this contract is to be shipped by December 2008.

August 31, 2007 — EMCORE announced the consolidation of its North American fiber optics engineering and design centers into its main operating sites.  EMCORE's engineering facilities in Virginia, Illinois, and Northern California were consolidated into larger primary sites in Albuquerque, New Mexico and Alhambra, California. The consolidation of these engineering sites should allow EMCORE to leverage resources within engineering, new product introduction, and customer service.  By consolidating facilities, EMCORE expects to realize annual cost savings of approximately $7.0 million.

November 1, 2007 — EMCORE announced that following the completion of the voluntary review of the Company's historical stock option granting practices, the Company filed with the Securities and Exchange Commission ("SEC") its Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006, March 31, 2007, and June 30, 2007. These filings supersede in their entirety the preliminary quarterly earnings releases issued on January 8, 2007, April 25, 2007, July 10, 2007, and October 10, 2007.

December 12, 2007 — EMCORE announced that it signed a memorandum of understanding for the supply of 60MW of solar power systems that are scheduled for deployment in Ontario, Canada over the next three years. EMCORE will supply and install turnkey solar power systems in the Sault Ste Marie area utilizing EMCORE's concentrating photovoltaic (CPV) systems developed at its Albuquerque, NM facility. EMCORE also has the right to substitute other solar technologies in portions of the projects. The project developer, Pod Generating Group (PGG), has secured the licenses and permits for the project through the Ontario Power Authority Standard Offer Program and system deployment is expected to begin in mid-2008. PGG is a developer of photovoltaics-based power generation facilities in Northern Ontario, Canada.

December 14, 2007 — EMCORE filed a Form 12b-25, Notification of Late Filing, with the SEC because the filing delays discussed above have not allowed sufficient time for the completion of our fiscal 2007 audit by December 14, 2007.  The Company anticipates that it will be able to file its fiscal 2007 Form 10-K within the fifteen-day period, or December 31, 2007, the extended deadline provided under Rule 12b-25(b)(2)(ii).

***

EMCORE will discuss these preliminary unaudited financial results on a conference call to be held on Tuesday, December 18, 2007, at 9:00 a.m. ET.  To participate in the conference call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871.  The access code for the call is 958735.  A replay of the call will be available beginning December 18, 2007 at 11:00 a.m. ET until Tuesday, December 25, 2007 at 11:59 p.m. ET.  The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859, and the access code is 86551201.  The call also will be web cast via the Company's web site at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation is a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets.  EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV) and fiber-to-the-premises (FTTP) networks.  EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels.  For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems.  For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward-looking statements

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, (a) the Company’s unaudited results for the fourth quarter and fiscal year 2007, (b) statements related to the Company’s review of its historic stock option granting practices, and (c) the timing of filing of reports with the SEC. These risks and uncertainties include, but are not limited to, (a) the difficulty of predicting quarterly and year-end financial results, (b) the finalization and audit of the Company’s fiscal year 2007 results, (c) risks  arising out of or related to the Company’s past practices related to stock option grants and the resulting restatement of the Company’s financial statements as reflected in its annual report on Form 10-K for its 2006 fiscal year, including the risk of possible litigation, and (d) factors discussed from time to time in reports filed by the Company with the SEC. The forward-looking statements contained in this announcement are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and twelve months ended September 30, 2007 and 2006
(in thousands)
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

Revenue	$47,015	$35,366	$170,067	$143,533
Cost of revenue	38,678	31,174	139,330	117,581
Gross profit	8,337	4,192	30,737	25,952

Operating expenses:
Selling, general and administrative	15,583	12,585	56,780	38,177
Research and development	8,103	5,632	29,988	19,692
Impairment of goodwill and intellectual property	-	2,233	-	2,233
Total operating expenses	23,686	20,450	86,768	60,102

Operating loss	(15,349)	(16,258)	(56,031)	(34,150)

Other (income) expenses:
Interest income	(577)	(447)	(4,120)	(1,286)
Interest expense	1,209	1,365	4,985	5,352
Loss from convertible subordinated notes exchange offer	-	-	-	1,078
Loss from early redemption of convertible subordinated notes	-	-	561	-
Impairment of investment	-	500	-	500
Loss on disposal of property, plant & equipment	210	424	210	424
Gain from insurance proceeds	-	-	(357)	-
Net gain on sale of GELcore investment	-	(88,040)	-	(88,040)
Equity in net loss of unconsolidated affiliates	-	620	-	931
Foreign exchange gain	(1)	-	(13)	-
Total other expenses (income)	841	(85,578)	1,266	(81,041)

(Loss) income from continuing operations before income taxes	(16,190)	69,320	(57,297)	46,891

Provision for income taxes	-	1,852	-	1,852
(Loss) income from continuing operations	(16,190)	67,468	(57,297)	45,039

Discontinued operations:
Income from discontinued operations	-	33	-	373
Gain on disposal of discontinued operations, net of tax	-	7,499	-	9,511
Income from discontinued operations	-	7,532	-	9,884

Net (loss) income	$(16,190)	$75,000	$(57,297)	$54,923

Basic per share data:
(Loss) income from continuing operations	$(0.32)	$1.33	$(1.12)	$0.91
Income from discontinued operations	-	0.15	-	0.20

Net (loss) income	$(0.32)	$1.48	$(1.12)	$1.11

Weighted-average number of basic shares outstanding	51,081	50,728	51,001	49,687

EMCORE CORPORATION
Condensed Consolidated Balance Sheet
As of September 30, 2007 and 2006
(in thousands, except share data)
(unaudited)

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$12,151	$22,592
Marketable securities	29,075	101,375
Restricted cash	1,538	738
Accounts receivable, net	38,424	27,387
Receivables, related parties	332	453
Notes receivable	-	3,000
Inventory, net	29,309	23,252
Prepaid expenses and other current assets	4,160	4,518

Total current assets	114,989	183,315

Property, plant and equipment, net	57,427	55,186
Goodwill	41,061	40,447
Other intangible assets, net	5,275	4,293
Investments in unconsolidated affiliates	14,872	981
Long-term receivables, related parties	-	82
Other non-current assets, net	2,575	3,243

Total assets	$236,199	$287,547

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,653	$20,122
Accrued expenses and other current liabilities	28,912	22,082
Convertible subordinated notes, current portion	-	11,428

Total current liabilities	51,565	53,632

Convertible subordinated notes	84,981	84,516
Deferred income taxes	71	-

Total liabilities	136,617	138,148

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 51,208 shares issued and 51,049 shares outstanding as of September 30, 2007; 50,962 shares issued and 50,803 shares outstanding as of September 30, 2006	443,835	436,338
Accumulated deficit	(342,153)	(284,856)
Accumulated other comprehensive loss	(17)	-
Treasury stock, at cost; 159 shares as of September 30, 2007 and 2006	(2,083)	(2,083)
Total shareholders’ equity	99,582	149,399

Total liabilities and shareholders’ equity	$236,199	$287,547

Use of Non-GAAP Measures

EMCORE provides non-GAAP operating expenses, non-GAAP operating loss, and non-GAAP net loss as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis.  In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one-time items such as restructuring, severance and patent litigation-related charges, charges associated with our review of historical stock option grants and expenses incurred at our new terrestrial Solar Power Systems division because these items would make results less comparable between periods.  Management believes adjusting for stock-based compensation expense is appropriate, as it is a non-cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods.  In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION Non -GAAP Table – Operating Expenses Unaudited (in thousands)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

Operating expenses – as reported	$23,686	$20,450	$86,678	$60,102
Adjusted Expenses:
Solar Power Systems division expense	(2,644)	(942)	(9,357)	(1,254)
Stock option restatement-related expense	(2,787)	(1,339)	(10,699)	(1,339)
Restructuring, severance and patent litigation-related expense	(3,232)	(100)	(9,754)	(958)
Stock-based compensation expense	(675)	(852)	(4,505)	(3,592)

Operating expenses – Non-GAAP	$14,348	$17,217	$52,363	$52,959

EMCORE CORPORATION Non -GAAP Table – Operating Loss Unaudited (in thousands)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

Operating loss – as reported	$(15,349)	$(16,258)	$(56,031)	$(34,150)
Adjusted Expenses:
Solar Power Systems division expense	2,644	942	9,357	1,254
Stock option restatement-related expense	2,787	1,339	10,699	1,339
Restructuring, severance and patent litigation-related expense	3,232	100	9,754	958
Stock-based compensation expense	1,139	1,201	5,939	4,726

Operating loss – Non-GAAP	$(5,547)	$(12,676)	$(20,282)	$(25,873)

Operating loss per basic share – Non-GAAP	$(0.11)	$(0.25)	$(0.40)	$(0.52)

EMCORE CORPORATION Non -GAAP Table – Net Loss Unaudited (in thousands)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

Net loss – as reported	$(16,190)	$75,000	$(57,297)	$54,923
Adjusted Expenses:
Solar Power Systems division expense	2,644	942	9,357	1,254
Stock option restatement-related expense	2,787	1,339	10,699	1,339
Restructuring, severance and patent litigation-related expense	3,232	100	9,754	958
Stock-based compensation expense	1,139	1,209	5,939	4,994
Income from discontinued operations	-	(7,532)	-	(9,884)

Net (loss) income – Non-GAAP	$(6,388)	$71,058	$(21,548)	$53,584

Net (loss) income per basic share – Non-GAAP	$(0.13)	$1.40	$(0.42)	$1.08

Contacts:
EMCORE Corporation
Adam Gushard
Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com